Exhibit 10.2

February 15, 2021

Sandbridge Acquisition Corporation
1999 Avenue of the Stars, Suite 2088
Los Angeles, CA

Owlet Baby Care Inc.
2500 Executive Parkway, Suite 500
Lehi, Utah 84043

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that Business Combination Agreement, dated as of the date hereof, by and among Sandbridge Acquisition Corporation, a Delaware corporation (“Sandbridge”), Project Olympus Merger Sub, Inc., a Delaware corporation, and Owlet Baby Care Inc., a Delaware corporation (the “Company”) (the “Business Combination Agreement”) and the transactions contemplated therein (the “Business Combination”) and hereby amends and restates in its entirety that certain letter, dated September 14, 2020, from Sandbridge Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), GCCU IX LLC, a Delaware limited liability company (“GCCU”), TOCU XXXIV LLC, a Delaware limited liability company (“TOCU”), Sandbridge Sponsor LLC, a Delaware limited liability company (together with GCCU and TOCU, the “Investors”) and the individuals named therein to Sandbridge (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 7 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

The Sponsor and certain members of Sandbridge’s board of directors and/or management team and certain advisors to Sandbridge (each, an “Insider” and together, the “Insiders”) are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor and each Insider’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company and Sandbridge to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1)	The Sponsor and each Insider irrevocably agrees that it, he or she shall:

a)
vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination;

b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)
vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Alternative Business Combination Proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Sandbridge or Merger Sub under the Business Combination Agreement or result in any of the conditions set forth in Article 6 of the Business Combination Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of Sandbridge;

d)
vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or Board of Directors of Sandbridge (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any Founder Shares owned by it, him or her in connection with such stockholder approval.

Prior to any valid termination of the Business Combination Agreement, the Sponsor shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the Sandbridge Board.

2)	The Sponsor agrees that it shall not:

a)
Transfer any Founder Shares or Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of Private Placement Warrants) until 18 months after the Closing (the “Lock-up Period”). Notwithstanding the foregoing, the Sponsor shall be entitled to Transfer (i) one-third (1/3) of the Founder Shares and one-third (1/3) of the Private Placement Warrants Beneficially Owned by the Sponsor as of the Closing (and shares of Common Stock issued or issuable upon the exercise or conversion of such Private Placement Warrants) if the closing price of the Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 240 days following the Closing and (ii) an additional one-third (1/3) of the Founder Shares and one-third (1/3) of the Private Placement Warrants Beneficially Owned by the Sponsor as of the Closing (and shares of Common Stock issued or issuable upon the exercise or conversion of such Private Placement Warrants) if the closing price of the Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 240 days following the Closing.

b)
Notwithstanding the provisions set forth in paragraphs 2(a), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 2(b)) are permitted (A) to Sandbridge’s officers or directors, any affiliate or family member of any of Sandbridge’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their respective affiliates; (B) in the case of an individual, by gift to a member of such individual’s immediate family or a charitable organization or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; and (E) by private transfers or transfers made in connection with any contingent forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; provided, however, that in the case of clauses (A) through (E), these permitted transferees, to the extent not already party hereto, must enter into a written agreement with Sandbridge agreeing to be bound by this Agreement.

3)
Vesting Provisions.  The Sponsor agrees that, as of immediately prior to (but subject to) the Closing, all of the Founder Shares held by the Sponsor as of the Closing shall be subject to the vesting and forfeiture provisions set forth in this paragraph 3.  The Sponsor agrees that it shall not (and will cause its affiliates not to) Transfer any unvested Founder Shares held by the Sponsor prior to the date such Founder Shares become vested pursuant to this paragraph 3, except to the extent permitted by paragraph 2(b).  For the avoidance of doubt, the Founder Shares beneficially owned by the individual Insiders other than the Sponsor shall not be subject to vesting or forfeiture.

a)	Vesting of Founder Shares.

i)
Shares Subject to Vesting.  50% of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall not be subject to vesting and shall convert to shares of Common Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation of Sandbridge.

ii)
Shares Subject to Vesting.   The remaining 50% of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall convert to shares of Common Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation of Sandbridge and be subject to the following performance vesting terms: (1) 25% of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall vest at such time as a $12.50 stock price level is achieved and (2) the remaining 25% of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall vest at such time as a $15.00 stock price level is achieved, in each case, on or before the fifth anniversary of the Closing Date. Such stock price levels will be equitably adjusted on account of any share split, reverse share split or similar equity restructuring transaction. Founder Shares subject to vesting pursuant to this paragraph 3(a)(ii) that do not vest in accordance with the terms of this paragraph 3(a)(ii) shall be forfeited.

b)	Forfeiture of Unvested Founder Shares. Unvested Founder Shares that are forfeited pursuant to paragraph 3(a)(ii) shall be cancelled, without any consideration for such Transfer.

c)
Stock Price Level.  For purposes of this paragraph 3, the “stock price level” will be considered achieved only (a) when the closing price of a share of Common Stock on the New York Stock Exchange (or other exchange or other market where the Common Stock is then traded) is greater than or equal to the applicable price for any 20 trading days within a 30 trading day period or (b) in a Sandbridge Sale, the price paid per share of Common Stock in such Sandbridge Sale is greater than or equal to the applicable price (to the extent the price paid per share includes contingent consideration or property other than cash, the Sandbridge Board shall determine the price paid per share of Common Stock in such Sandbridge Sale in good faith).

4)
The Sponsor and each Insider hereby agrees that, during the period commencing on the date hereof and ending at the Effective Time, the Sponsor and each Insider shall not modify or amend any Contract between or among Sponsor or such Insider, anyone related by blood, marriage or adoption to the Sponsor or such Insider or any affiliate of the Sponsor or such Insider (other than Sandbridge and its Subsidiaries), on the one hand, and Sandbridge or any of Sandbridge’s Subsidiaries, on the other hand.

5)
As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” shall mean the shares of Class B common stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); provided that the exercise of any Private Placement Warrant(s) by the Sponsor or any permitted transferee of Sponsor, at any time, in the Sponsor or such transferee’s sole and absolute discretion, shall not constitute a “Transfer; (iv) “Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share of Sandbridge; (v) “Private Placement Warrants” shall mean the Sandbridge Warrants to purchase up to 6,600,000 shares of Common Stock that the Sponsor purchased for an aggregate purchase price $6,600,000, or $1.00 per Warrant, in a private placement that occurred simultaneously with the consummation of Sandbridge’s initial public offering; (vi) “Sandbridge Sale” shall mean the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the Business Combination): (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Sandbridge representing more than 50% of the combined voting power of Sandbridge’s then outstanding voting securities, (b) consummation of a merger or consolidation of Sandbridge with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Sandbridge Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Sandbridge immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Sandbridge approve a plan of complete liquidation or dissolution of Sandbridge or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Sandbridge of all or substantially all of the assets of Sandbridge and its Subsidiaries, taken as a whole, other than such sale or other disposition by Sandbridge of all or substantially all of the assets of Sandbridge and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Sandbridge in substantially the same proportions as their ownership of Sandbridge immediately prior to such sale; and (vii) “Alternative Business Combination Proposal” means any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Sandbridge.

6)
This Sponsor Agreement, the Business Combination Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by Sandbridge and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Business Combination Agreement.

7)
Subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the certificate of incorporation and bylaws of Sandbridge, Sponsor and each Insider hereby irrevocably and unconditionally waives and agrees not to assert or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the Founder Shares held by him, her or it converts into Common Stock pursuant to Section 4.3 of the certificate of incorporation of Sandbridge or any other adjustment or anti-dilution protections that arise in connection with the issuance of Common Stock (including in connection with the PIPE Investment).

8)
No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 2 or, in the case of the Investors, to an affiliate of such Investor, without the prior written consent of the other parties; provided, that such assignment by an Investor shall not relieve such Investor of its obligations under this Agreement. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, Sandbridge and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9)
Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10)
This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11)
This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12)
This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.  Any Proceeding based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in Wilmington in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this paragraph.  The prevailing party in any such Proceeding (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Proceeding.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

13)
Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.

14)
This Sponsor Agreement shall terminate upon a Sandbridge Sale and, if earlier, the latest to occur of (a) the earlier of (i) the achievement of a $15.00 stock price level and (ii) the fifth anniversary of the Closing Date and (b) the expiration of the Lock-up Period.  In the event of a valid termination of the Business Combination Agreement, this Sponsor Agreement shall be of no force and effect and the parties agree that the Prior Letter Agreement shall be effective and binding upon them in accordance with its terms notwithstanding the amendment and restatement of such agreement herein. No such termination or reinstatement of the Prior Letter Agreement shall relieve the Sponsor, any Insider, Sandbridge or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reinstatement.

15)
The Sponsor and each Insider hereby represents and warrants (severally and not jointly, and as to itself, himself or herself only) to Sandbridge and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Proceedings pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described on Section 4.4 of the Sandbridge Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person or its controlled Affiliates in connection with the Business Combination Agreement or the transactions contemplated thereby based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Sandbridge or any of its controlled Affiliates or, following the Closing, the Company or any of its controlled Affiliates, would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the amended and restated certificate of incorporation of Sandbridge, (C) the Business Combination Agreement, (D) the Registration Rights Agreement, dated as of September 14, 2020, by and among Sandbridge and certain security holders, (E) the Amended and Restated Limited Liability Company Agreement of the Sponsor or (F) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants Beneficially Owned by such Person as of the date hereof.

16)
The Sponsor and each Insider hereby agrees and acknowledges that: (i) Sandbridge and, prior to any valid termination of the Business Combination Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under paragraphs 1 and 2, as applicable, of this Sponsor Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. The Sponsor and each Insider shall also be entitled to seek injunctive relief, in addition to any other remedy that such parties may have in law or in equity, in the event of a breach under this Sponsor Agreement.

17)
Through the date of the Closing, Sandbridge will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider who is a director or officer of Sandbridge or its subsidiaries shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any other Sandbridge director or officer.

18)
Sandbridge shall not, without the prior consent of each of the Investors, (i) include the name of the Investors or any of their respective affiliates in any disclosure, marketing materials, tombstones and other usages in connection with the activities of the Company or in connection with the Merger or thereafter; (ii) amend any term of the Founder Shares, including, but not limited to, the economic terms or terms regarding transferability; (iii) amend any term of the Private Placement Warrants, including, but not limited to, economic terms or terms regarding transferability; or (iv) amend any terms of the Trust Account.

19)
If, and as often as, (a) there is any stock split, stock dividend, combination or reclassification that results in the Sponsor acquiring new Founder Shares or new Private Placement Warrants, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Founder Shares or the Private Placement Warrants after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Founder Shares after the date of this Sponsor Agreement (such Founder Shares and Private Placement Warrants collectively the “New Securities”), then, in each case, such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Founder Shares or Private Placement Warrants owned by Sponsor as of the date hereof.

20)
Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

SANDBRIDGE ACQUISITION HOLDINGS LLC

By:	/s/ Richard Henry
Name: Richard Henry
Title: Manager

INVESTORS

GCCU IX LLC

By:	/s/ Russell D. Gannaway
Name: Russell D. Gannaway
Title: Authorized Person

TOCU XXXIV LLC

By:	/s/ Russell D. Gannaway
Name: Russell D. Gannaway
Title: Authorized Person

SANDBRIDGE SPONSOR LLC

By:	/s/ Richard Henry
Name: Richard Henry
Title: Chief Executive Officer

INSIDERS

/s/ Ken Suslow
Ken Suslow

/s/ Joe Lamastra
Joe Lamastra

/s/ Richard Henry
Richard Henry

/s/ Domenico De Sole
Domenico De Sole

/s/ Michael Goss
Michael Goss

/s/ Krystal Kahler
Krystal Kahler

/s/ Ramez Toubassy
Ramez Toubassy

/s/ Jamie Weinstein
Jamie Weinstein

/s/ Thomas Hilfiger
Thomas Hilfiger

Acknowledged and Agreed:

SANDBRIDGE ACQUISITION CORPORATION

By:	/s/ Ken Suslow
Name: Ken Suslow
Title: Chief Executive Officer

Acknowledged and Agreed:

OWLET BABY CARE INC.

By:	/s/ Kurt Workman
Name: Kurt Workman
Title: CEO

Schedule A

Sponsor Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants
Sandbridge Acquisition Holdings LLC	5,615,000	6,600,000
Total	5,615,000	6,600,000

Insider Ownership of Securities

Insider	Founder Shares	Private Placement Warrants
Ken Suslow	-	-
Richard Henry	-	-
Joe Lamastra	-	-
Domenico De Sole	40,000	-
Michael Goss	40,000	-
Krystal Kahler	-	-
Ramez Toubassy	25,000	-
Jamie Weinstein	-	-
Thomas Hilfiger	30,000	-
Total	135,000	-